Exhibit 99.1

Schnitzer Reports Third Quarter 2013 Financial Results

Higher Volumes in all Businesses and Continued Expansion of Auto Parts Business

PORTLAND, Ore.--(BUSINESS WIRE)--June 27, 2013--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported adjusted earnings per share of $0.09 and earnings per share of $0.03 for its fiscal 2013 third quarter ended May 31, 2013. This compares to adjusted earnings per share of $0.36 and earnings per share of $0.32 in the second quarter of 2013. Adjusted results for the third quarter exclude a $2 million, or $0.06 per share, restructuring charge associated with cost reduction initiatives announced in August 2012. Third quarter results were adversely impacted by average inventory accounting which significantly reduced operating income in our Metals Recycling Business by approximately $10 million, or $9 per ton, as compared to the second quarter. The Company's results in the second quarter included $0.10 per share of discrete tax benefits. The Company generated $45 million in operating cash flow during the third quarter and our total debt to total capital ratio at the end of the third quarter approximated the second quarter.

Ferrous export selling prices declined steadily throughout the third quarter, with market prices at the end of May approximately $50 per ton lower than at the end of the second quarter of fiscal 2013 driven primarily by lower export demand. The combination of declining selling prices, constrained supply, adverse impacts of average inventory accounting and lower tax benefits resulted in sequentially lower consolidated net income.

Subsequent to the third quarter, we acquired our first Auto Parts store in Rhode Island which is located near our existing Metals Recycling facilities. This new store adds to our supply chain in the Northeast, increasing our combined regional presence to 16 facilities.

Summary Results
($ in millions, except per share amounts)

	Quarter
	3Q13	2Q13	Change	3Q12	Change
Revenues	$710	$662	7%	$880	(19)%

Operating Income	$7	$11	(37)%	$22	(67)%
Restructuring Charges	2	2	22%	—	NM
Adjusted Operating Income(1)	$9	$13	(30)%	$22	(59)%

Net Income attributable to SSI	$1	$9	(91)%	$11	(93)%
Restructuring Charges, net of tax	1	1	49%	—	NM
Adjusted Net Income attributable to SSI(1)	$2	$10	(76)%	$11	(79)%

Net Income per share attributable to SSI	$0.03	$0.32	(91)%	$0.40	(92)%
Restructuring Charges, net of tax, per share	0.06	0.04	50%	—	NM
Adjusted diluted EPS attributable to SSI(1)(2)	$0.09	$0.36	(75)%	$0.40	(78)%

(1) Adjusted for restructuring charges. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Second quarter of fiscal 2013 included tax benefits of $3 million, or $0.10 per share, relating to the release of a valuation allowance which had been recorded in the first quarter of fiscal 2013 and other discrete tax benefits.
NM = Not meaningful

“During the third quarter we achieved higher sales volumes in each of our businesses despite weaker market conditions. Operating income in our Metals Recycling Business was negatively impacted by the significant drop in ferrous selling prices which fell more quickly than purchase prices and offset some of the benefits from the increased volumes. Our major capital projects for fiscal 2013 in Canada and Puerto Rico continue to progress on schedule. In our Auto Parts Business, seasonal trends contributed to improved sequential results for stores owned more than one year and the integration of our 11 new sites added this fiscal year are on track. In our Steel Manufacturing Business, higher sales volumes reflected, in part, a market environment that is improving," said Tamara Lundgren, President and Chief Executive Officer. "We generated positive operating cash flow this quarter which enabled us to continue our growth investments and capital allocation priorities while maintaining a healthy balance sheet."

Key business drivers during the third quarter of fiscal 2013:

  Metals Recycling Business (MRB) generated operating income per ferrous ton of approximately $8, which included an adverse impact from average inventory costs of $9 per ton, as compared to the second quarter. Ferrous volumes increased 6% and nonferrous volumes increased 8% sequentially from the second quarter.
  Auto Parts Business (APB) operating income margin of 12%, excluding new sites added in fiscal 2013, reflected seasonally higher parts sales. APB increased its car purchase volumes 3% sequentially, excluding the contribution from new stores in fiscal 2013.
  Steel Manufacturing Business (SMB) selling volumes increased 31% from the second quarter, primarily due to normal seasonal improvements in demand in the third quarter. Operating results were break-even in the third quarter.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)

	Quarter
	3Q13	2Q13	Change	3Q12	Change
Total Revenues	$605	$576	5%	$787	(23)%

Ferrous Revenues	$465	$443	5%	$622	(25)%
Ferrous Volumes	1,164	1,103	6%	1,353	(14)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$367	$372	(1)%	$424	(13)%

Nonferrous Revenues	$131	$125	4%	$155	(16)%
Nonferrous Volumes	135	126	8%	154	(12)%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.94	$0.97	(3)%	$0.97	(3)%

Operating Income(2)	$9	$14	(38)%	$18	(51)%

(1) Sales prices are shown net of freight
(2) Operating income does not include the impact of restructuring charges

Sales Volumes: Ferrous sales volumes of 1.2 million tons in the third quarter increased 6% sequentially due to stronger domestic volumes and the timing of shipments. Nonferrous sales volumes of 135 million pounds increased 8%, primarily due to higher production levels and inventory draw down to satisfy customer demand.

Export customers accounted for 73% of total ferrous sales volumes in the third quarter. Our ferrous and nonferrous products were shipped to 13 countries, with China, Turkey and Malaysia being the top ferrous export destinations.

Pricing: Export prices declined steadily throughout the quarter as demand moderated. Higher priced sales orders before the market dropped resulted in average net ferrous selling prices which approximated second quarter levels. Nonferrous prices averaged slightly lower than the prior quarter.

Margins: Operating income per ferrous ton was $8, which included a significant adverse impact from average inventory costs of $9 per ton as compared to the second quarter. In the declining selling price environment, average inventory costs did not decline as quickly as cash purchase costs for raw materials, resulting in margin compression. Absent the impact from average inventory accounting, operating income per ferrous ton was in line with the second quarter.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions)

	Quarter
	3Q13	2Q13	Change	3Q12	Change
Revenues	$86	$78	11%	$83	4%
Operating Income(1)	$8	$7	23%	$13	(34)%

Car Purchase Volumes (000s)	95	88	8%	89	7%
Locations (end of quarter)	61	59	3%	51	20%

(1) Operating income does not include the impact of restructuring charges

Revenues: Revenues in the third quarter increased 11% sequentially due to seasonally stronger admissions and part sales and the incremental contributions from acquisitions.

Margins: During the third quarter, operating margins, excluding the impact of new sites, increased sequentially to 12%, due in part to the impact of normal seasonal improvements in part sales. During the third quarter, APB incurred $1 million of operating losses related to the new sites added during fiscal 2013, including integration and startup costs, which lowered APB's reported operating margin to 10%. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

New Sites: Subsequent to the third quarter, APB acquired its first store in Rhode Island. This location is near our Metals Recycling facilities and will expand APB's presence in our core Northeastern market and further enhance operational synergies with our Metals Recycling Business.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)

	Quarter
	3Q13	2Q13	Change	3Q12	Change
Revenues	$93	$71	30%	$79	18%
Operating Income (Loss)	$—	$1	NM	$—	NM

Avg. Net Sales Prices ($/ST)	$687	$690	—%	$734	(6)%
Finished Goods Sales Volumes	125	96	31%	103	21%

NM = Not meaningful

Sales Volumes: Finished steel sales volumes of 125 thousand tons increased 31% from the second quarter of fiscal 2013 due to seasonal improvements in demand.

Pricing: Average net sales prices for finished steel products of $687 per short ton approximated the second quarter.

Margins: Operating results during the quarter approximated break-even levels. The decline in margins compared to the second quarter was due primarily to the impact on costs of goods sold from lower utilization levels as customer demand was partially met with inventories produced during the second quarter.

Cost Reductions

During the first nine months of fiscal 2013, SG&A was lower by 10%, or $16 million, as compared to the prior year, excluding the $3 million impact from new APB acquisitions. Our cost reduction initiatives announced in August 2012 are on track to lower annual pre-tax operating costs by $25 million and are anticipated to be substantially implemented by the end of fiscal 2013. During the third quarter, we incurred a $2 million expense related to the restructuring charge, which equates to $0.06 per share. In aggregate, we have incurred $10 million of the total $14 million anticipated pre-tax restructuring charge in fiscal 2013. During the fourth quarter of fiscal 2013, the balance of the restructuring charges will primarily reflect costs of consolidating administrative functions in a single headquarters location.

Corporate Items

The Company's full year tax rate for fiscal 2013 is anticipated to be approximately 35%. The tax rate in the third quarter was higher than the anticipated full year rate due to changes to projected pre-tax income from domestic and foreign operations.

The Company generated $45 million in operating cash flow during the third quarter from a combination of positive earnings and lower working capital. In the second quarter, the Company generated operating cash flow of $16 million. Total debt of $414 million at the end of the third quarter approximated the level at the end of the second quarter.

Analysts' Conference Call: Second Quarter of Fiscal 2013

A conference call and slide presentation to discuss results will be held today, June 27, 2013, at 10:00 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2013	February 28, 2013	May 31, 2012	May 31, 2013	May 31, 2012

REVENUES:

Metal Recycling Business:
Ferrous sales	$465,194	$443,418	$621,923	$1,279,088	$1,812,550
Nonferrous sales	130,600	125,255	155,265	372,456	456,552
Other sales	9,076	7,518	9,339	23,977	27,796
TOTAL MRB SALES	604,870	576,191	786,527	1,675,521	2,296,898

Auto Parts Business	86,439	78,082	82,936	234,075	245,222
Steel Manufacturing Business	92,943	71,247	78,623	256,219	243,048
Intercompany sales and eliminations	(73,957)	(63,310)	(68,221)	(200,490)	(206,515)
Total Revenues	$710,295	$662,210	$879,865	$1,965,325	$2,578,653

OPERATING INCOME (LOSS):
Metal Recycling Business	$8,789	$14,158	$17,817	$28,602	$50,868
Auto Parts Business	8,273	6,711	12,543	21,348	31,693
Steel Manufacturing Business	(72)	1,041	253	4,373	602
Segment operating income(1)	16,990	21,910	30,613	54,323	83,163

Corporate expense	(8,625)	(8,942)	(8,751)	(28,563)	(28,635)
Intercompany eliminations	695	(38)	216	(963)	506

Adjusted operating income(2)	9,060	12,930	22,078	24,797	55,034

Restructuring charges	(1,873)	(1,540)	—	(5,006)	—
Total operating income	$7,187	$11,390	$22,078	$19,791	$55,034

(1) Segment operating income does not include the impact of restructuring charges.
(2) Adjusted for restructuring charges. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2013	February 28, 2013	May 31, 2012	May 31, 2013	May 31, 2012
Revenues	$710,295	$662,210	$879,865	$1,965,325	$2,578,653
Cost of goods sold	652,263	600,786	807,980	1,794,933	2,367,283
Selling, general and administrative	49,390	48,760	50,148	146,144	158,510
Income from joint ventures	(418)	(266)	(341)	(549)	(2,174)
Restructuring charges	1,873	1,540	—	5,006	—
Operating income	7,187	11,390	22,078	19,791	55,034
Interest expense	(2,788)	(2,354)	(2,729)	(7,159)	(9,473)
Other income (expense), net	141	(49)	(154)	414	70
Income before income taxes	4,540	8,987	19,195	13,046	45,631
Income tax expense	(2,986)	(244)	(7,541)	(4,191)	(15,870)
Net income	1,554	8,743	11,654	8,855	29,761
Net income attributable to noncontrolling interests	(734)	(100)	(413)	(1,063)	(1,875)
Net income attributable to SSI	$820	$8,643	$11,241	$7,792	$27,886

Income per share attributable to SSI - basic	$0.03	$0.32	$0.41	$0.29	$1.01
Income per share attributable to SSI - diluted	$0.03	$0.32	$0.40	$0.29	$1.00

Weighted average number of common shares:
Basic	26,671	26,640	27,531	26,629	27,499
Diluted	26,813	26,781	27,795	26,777	27,748
Dividends declared per common share	$0.188	$0.188	$0.188	$0.563	$0.222

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
				Fiscal					Fiscal
	1Q13	2Q13	3Q13	YTD	1Q12	2Q12	3Q12	4Q12	2012
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Domestic	$354	$363	$367	$362	$420	$424	$414	$357	$406
Exports	360	374	367	368	436	420	427	384	417
Average	$358	$372	$367	$366	$432	$421	$424	$378	$415

Ferrous Sales Volume (LT)
Domestic	279,450	260,509	314,240	854,199	319,451	297,142	308,521	261,747	1,186,861
Export	675,212	842,509	849,991	2,367,713	912,939	1,055,237	1,044,063	915,927	3,928,166
Total	954,662	1,103,018	1,164,231	3,221,912	1,232,390	1,352,379	1,352,584	1,177,674	5,115,027

Nonferrous Average Price ($/LB) (1)	$0.95	$0.97	$0.94	$0.95	$1.00	$0.91	$0.97	$0.90	$0.94

Nonferrous Sales Volume (LB, in 000s)	118,931	125,500	135,256	379,688	137,243	168,545	154,071	168,794	628,652

Steel Manufacturing Business
Sales Prices ($/ST) (1) (2)
Average	$680	$690	$687	$685	$722	$725	$734	$685	$715

Sales Volume (ST) (2)
Rebar	78,159	58,132	71,561	207,852	62,487	51,141	55,378	74,797	243,803
Coiled Products	45,533	32,130	46,088	123,751	39,120	55,785	42,753	45,103	182,761
Merchant Bar and Other	5,926	5,355	7,358	18,639	5,030	5,097	4,812	5,837	20,776
Total	129,618	95,617	125,007	350,242	106,637	112,023	102,943	125,737	447,340

Auto Parts Business
Car purchase volumes (000)	79	88	95	262	85	84	89	81	339
Number of self-service locations at end of quarter	51	59	61	61	50	51	51	51	51

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 31, 2013	August 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$37,078	$89,863
Accounts receivable, net	161,808	137,313
Inventories, net	295,678	246,992
Other current assets	40,949	42,651
Total current assets	535,513	516,819

Property, plant and equipment, net	569,219	564,185

Goodwill and other assets	693,041	682,569

Total assets	$1,797,773	$1,763,573

Liabilities and Equity
Current liabilities:
Short-term borrowings	$693	$683
Other current liabilities	161,425	178,159
Total current liabilities	162,118	178,842

Long-term debt	413,401	334,629

Other long-term liabilities	146,644	142,158

Redeemable noncontrolling interest	—	22,248

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	1,070,274	1,080,583
Noncontrolling interests	5,336	5,113
Total equity	1,075,610	1,085,696
Total liabilities and equity	$1,797,773	$1,763,573

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted net income attributable to SSI, adjusted diluted earnings per share attributable to SSI and operating income margin for APB stores owned more than a year. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for restructuring charges that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, management believes that the non-GAAP financial measure relating to the Auto Parts Business new stores impact provides a meaningful presentation of the operating segment's results by excluding operating results relating to newly added stores and thus improve period-to-period comparability of the results of the segment's core business. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Consolidated Operating Income
($ in millions)		Quarter
		3Q13	2Q13	3Q12
Operating Income		$7	$11	$22
Restructuring Charges		2	2	—
Adjusted Operating Income		$9	$13	$22

Net Income attributable to SSI
($ in millions)		Quarter
		3Q13	2Q13	3Q12
Net Income attributable to SSI		$1	$9	$11
Restructuring Charges, net of tax		1	1	—
Adjusted Net Income attributable to SSI		$2	$10	$11

Diluted Earnings per share attributable to SSI
($ per share)		Quarter
		3Q13	2Q13	3Q12
Net Income per share attributable to SSI		$0.03	$0.32	$0.40
Restructuring Charges, net of tax, per share		0.06	0.04	—
Adjusted Diluted EPS attributable to SSI		$0.09	$0.36	$0.40

Auto Parts Business New Stores Impact
($ in millions)	3Q13
	Existing Stores(1)	New Stores(2)		Reported
Revenues(3)	80	7		86
Operating Income (Loss)(3)	10	(1)		8
Operating Income Margin	12%	NM		10%
Car Purchase Volumes (000)	87	8		95

	2Q13
	Existing Stores(1)	New Stores(2)		Reported
Revenues	75	3		78
Operating Income (Loss)(3)	8	(2)		7
Operating Income Margin	11%	NM		9%
Car Purchase Volumes (000)	84	4		88

(1) Existing Stores represents APB operations for stores owned one year or more.
(2) New Stores represent new acquisitions, or greenfield development, owned less than one year.
(3) Does not foot due to rounding.
NM = Not meaningful

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 59 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 62 self-service facilities located in 17 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 107th year of operations in 2013.

Safe Harbor for Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the realization of expected cost reductions related to restructuring initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com